Rule 424(b)(2)
	Registration Nos. 333-44771
	NASD File No. 961029005
                                  Cusip No:  52517PMS7

PRICING SUPPLEMENT NO. 296
Trade Date: February 18, 1998, to Prospectus
Supplement dated February 18, 1998
and Prospectus dated February 18, 1998

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: USD Prime Rate
Commission: .20%                            Telerate pg 125
	           posted on 2/20/98
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 2/20/98
( ) LIBOR (3 month)	 Maturity Date:   8/20/99
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
(X) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) -2.70%

Index Maturity: Daily

Interest Payment Period:	 Quarterly

Interest Reset Period:	Daily

Interest Reset Dates:	Daily - Rate will freeze two business days
prior to coupon payment dates.

Interest Determination Dates: Daily as further described in the Prospectus Supplement.

Interest Payment Dates:  May 20th , August 20th, November 20th,
February 22nd, 1999, May 20th, 1999, and at maturity, subject to modified following business day convention.


The aggregate principal amount of this offering is $28,000,000 and relates only to Pricing Supplement No. 296. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $14,162,913,688 and, to date, including this offering, an aggregate of $12,190,913,688 Medium-Term Notes, Series E has been issued and $8,051,678,688 are outstanding.